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                                                Exhibit 23.1




CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of The Kroger Co. on Form S-8 (File No. 33-2056), Form S-8 (File No. 2-98858), Form S-8 (File No. 33-20734), Form S-8 (File No. 33-25698), Form S-8 File No.
(33-38121), Form S-8 (File No. 33-38122), Form S-8 (File No. 33-53747), Form S-8
(File No. 33-55501), Form S-8 (File No. 333-11859), Form S-8 (File
No.333-11909), Form S-8 (File No. 333-27211), Form S-4 (File No. 333-66961), and
Form S-3 (File No. 333-74389) of our report dated January 28, 1999, on our audits of the consolidated financial statements of The Kroger Co. as of January 2, 1999 and December 27, 1997, and for the years ended January 2, 1999, December 27, 1997, and December 28, 1996, which report is included in this Annual Report on Form 10-K.



(PricewaterhouseCoopers LLP)
PricewaterhouseCoopers LLP
Cincinnati, Ohio
April 26, 1999